Exhibit 5.1

Jon E. Gavenman

+1 650 843 5055

jgavenman@cooley.com

July 2, 2020

Sonim Technologies, Inc.

6836 Bee Cave Road

Building 1, Suite 279

Austin, TX 78746

Ladies and Gentlemen:

We have acted as counsel to Sonim Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale by certain selling stockholders of 8,226,834 shares (the “Conversion Shares”) of Common Stock issued upon the conversion of $6,170,125.51 of outstanding indebtedness pursuant to that certain secured subordinated convertible note (the “B. Riley Convertible Note”). The B. Riley Convertible Note was issued by the Company pursuant to that certain Subordinated Term Loan and Security Agreement, dated October 23, 2017, by and among the Company and B. Riley Principal Investments, LLC, as amended by that certain First Amendment to the Subordinated Term Loan and Security Agreement dated March 30, 2018 and Note Amendment and Debt Cancellation Agreement dated June 1, 2020, (together, the “Loan Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Loan Agreement, the B. Riley Convertible Note and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Conversion Shares, have been validly issued and are fully paid and nonassessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94303-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Sonim Technologies, Inc.

July 2, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jon E. Gavenman
Jon E. Gavenman

Cooley LLP 3175 Hanover Street Palo Alto, CA 94303-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com